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                                                                    Exhibit 3(1)


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            STRATOSPHERE CORPORATION

         Pursuant to the provisions of Section 303 of the General Corporation Law of the State of Delaware (the "DGCL"), Stratosphere Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

1.       The name of the corporation is Stratosphere Corporation.

2. The original certificate of incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware (the "Secretary") on January 14, 1993, under the name Stratosphere Tower & Casino Corporation. An amendment changing the Corporation's name to Stratosphere Corporation was filed on February 12, 1993 in the office of the Secretary.

3. The Corporation filed for bankruptcy protection on January 27, 1997. By order docketed on June 9, 1998, the United States Bankruptcy Court for the District of Nevada in Case Nos. 97-20554-GWZ and 97-20555-GWZ confirmed a plan of reorganization of the Corporation and a subsidiary thereof (the "Plan"), pursuant to Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

4. Section 303 of the DGCL provides that, among other things, any corporation incorporated under the DGCL may, pursuant to a plan of reorganization which has been confirmed by a court of competent jurisdiction, alter or amend its bylaws, reconstitute its board of directors, appoint directors and officers and amend its certificate of incorporation without any further action by its directors or stockholders.

5. The Plan provides for the amendment and restatement of the Corporation's certificate of incorporation as set forth below.

6. The Plan provides for the adoption of the Amended and Restated Bylaws of the Corporation.

7. The Plan provides for the designation of the initial directors of the Corporation who shall be:

         Carl C. Icahn

         John P. Saldarelli

         Daniel Cassella

         Robert J. Mitchell

         Martin Hirsch


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8.       The Plan provides for the designation of the initial officers of the
Corporation who shall be:

         Chairman of the Board:                         Carl C. Icahn

         Chief Executive Officer:                       Daniel Cassella

         President/Chief Operating Officer:             Daniel Cassella

         Secretary:                                     Thomas A. Lettero

         Chief Financial Officer/Treasurer:             Thomas A. Lettero

9. Pursuant to the Plan, the text of the Corporation's certificate of incorporation is hereby amended and restated to read as follows:

                                    ARTICLE I

         The name of the corporation is Stratosphere Corporation (the "Corporation").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware, County of New Castle is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                   ARTICLE IV

         Section 1. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirteen million (13,000,000) shares, consisting of ten million (10,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"), and three million (3,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"). The Board of Directors of the Corporation (the "Board") is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a

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vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

         Section 2. Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. Each holder of Preferred Stock shall be entitled to vote such Preferred Stock in the manner provided for in the Preferred Stock Designation relating thereto. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (the "Bylaws") so provide.

         Section 3. Nonvoting Equity Securities. The Corporation will not issue nonvoting equity securities to the extent that such issuance is prohibited by
Section 1123 of the Bankruptcy Code as in effect on the effective date of the Plan; provided, however, that this Section 3 of Article IV (a) shall have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will have such force and effect, if any, only for so long as such Section is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

                                    ARTICLE V

         The number of directors of the Corporation shall be fixed by the Bylaws.

                                   ARTICLE VI

         Section 1. Transactions with Interested Stockholders. If at any time there exists an Interested Stockholder (as defined herein), the Corporation shall not engage in any Restricted Transaction (as defined herein) with such Interested Stockholder unless, at or prior to the consummation thereof, the Corporation shall have obtained a written opinion from a nationally recognized investment banking firm to the effect that such Restricted Transaction is fair to the stockholders of the Corporation, such opinion to be in a form customarily delivered by investment banking firms in transactions of a similar nature.

         Section 2.  Certain Definitions.  As used in this Article VI:

         a) "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person.

         b) "Associate," when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is directly or indirectly the Owner of fifteen percent (15%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a fifteen percent (15%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and
              (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

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c)       "Control," including the terms "controlling," "controlled by" and
         "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the Owner of fifteen percent (15%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed for purposes of this Article VI to have control of such entity.

d) "Interested Stockholder" means (i) any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that is the Owner of fifteen percent (15%) or more of the outstanding Common Stock and (ii) the Affiliates and Associates of any Person determined to be an Interested Stockholder under clause (i) of this paragraph.

e) "Owner," including the terms "Own" and "Owned," when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates: (i) beneficially owns such Stock, directly or indirectly; (ii) has (A) the right to acquire beneficial ownership of such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; provided, however, that a Person shall not be deemed the Owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered Stock is accepted for purchase or exchange or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any Stock because of such Person's right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to all holders of a class or series of such Stock; or
         (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph) or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock.

f) "Person" means any individual, corporation, partnership, trust, estate, unincorporated association or other entity.

g)       "Restricted Transaction" means:

         i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with an Interested Stockholder;

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         ii)      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with an Interested Stockholder, whether as part of a dissolution or otherwise, of assets (of any nature whatsoever) of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value of more than $10,000;

         iii) any purchase, lease, exchange, transfer or other acquisition (in one transaction or in a series of transactions) from or with an Interested Stockholder of assets (of any nature whatsoever) of the Interested Stockholder which assets have an aggregate market value of more than $10,000;

         iv) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation to an Interested Stockholder of any Stock of the Corporation or of such subsidiary or any security convertible into or exchangeable for any Stock of the Corporation or of such subsidiary, except (A) pursuant to (x) a dividend or distribution declared by a majority of the Board and paid or made pro rata to all holders of Common Stock, (y) an exchange offer by the Corporation to purchase Common Stock made on the same terms to all holders of Common Stock or (z) the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into, Common Stock which securities are distributed pro rata to all holders of Common Stock;

         v) any other transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate ownership of an Interested Stockholder of any class or series of Stock of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

         vi) any purchase or other acquisition by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation of any goods or services from an Interested Stockholder, except for purchases or acquisitions (A) made in the ordinary course of business of the Corporation or such subsidiary on terms and conditions that are no less favorable to the Corporation or such subsidiary than the Corporation or such subsidiary would be able to obtain in an arm's length transaction with an unrelated third party and (B) involving less than $10,000;

         vii) any sale or other transfer or provision by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation of any goods or services to an Interested Stockholder, except for sales, transfers and

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               provisions (A) made in the ordinary course of business of the
               Corporation or such subsidiary on terms and conditions that are no less favorable to the Corporation or such subsidiary than the Corporation or such subsidiary would be able to obtain in an arms' length transaction with an unrelated third party and (B) involving less than $10,000; or

         viii) any receipt by an Interested Stockholder, directly or indirectly, except proportionately as a stockholder of the Corporation, of the benefit of any loans, advances, guarantees, pledges, tax benefits or other financial benefits provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation or any other transaction by an Interested Stockholder with the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (other than those expressly permitted in the foregoing provisions of this Section 2(g) of Article VI).

h) "Stock" means, with respect to any corporation, capital stock, and with respect to any other entity, any equity interest.

i) "Voting Stock" means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors, and with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

         Section 3. Not Exclusive. The restrictions set forth in this Article VI shall be in addition to, and shall not in any manner affect, any other restrictions imposed by the DGCL or other applicable law.

         Section 4. Amendment of this Article VI. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the shares of Common Stock then entitled to vote at an election of directors of the Corporation is required to amend, repeal, or to adopt any provisions inconsistent with this
Article VI.

                                   ARTICLE VII

         The Board may make, amend and repeal the Bylaws. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaws so made or amended) or by the stockholders in the manner provided in the Bylaws. The Corporation may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

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                                  ARTICLE VIII

                            LIABILITY/INDEMNIFICATION

         Section 1. Limitation of Personal Liability. To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Section 1 of Article VIII will not adversely affect any right or protection of a director of the Corporation existing prior to such repeal or modification.

         Section 2. Indemnification. Each person who is or was or had agreed to become a director or officer of the Corporation, and to each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Corporation as an employee or agent of the Corporation or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Corporation to the full extent permitted by the DGCL as currently or hereafter in effect. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding will be paid by the Corporation in advance of the final disposition of such action, suit or proceeding to the full extent permitted by the DGCL as currently or hereinafter in effect. The right of indemnification and advancement of expenses provided in this Section 2 of
Article VIII will not be exclusive of any other rights to which any person seeking indemnification or advancement of expenses may otherwise be entitled, including without limitation, pursuant to any contract approved by the Board. Without limiting the generality or effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this
Article VIII or the DGCL. Any amendment or repeal of, or adoption of any provision inconsistent with, this Section 2 of Article VIII will not adversely affect any right or protection existing hereunder, or arising out of facts occurring prior to such amendment, repeal or adoption, and no such amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

         This Amended and Restated Certificate of Incorporation will be effective on the date of its filing with the Secretary of State of the State of Delaware.

         Executed this ___ day of October, 1998.

                                               ---------------------------------
                                               Thomas A. Lettero, Secretary


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STATE OF NEVADA            )
                           )       ss.
COUNTY OF CLARK            )

         This instrument was acknowledged before me on October , 1998, by Thomas
A. Lettero as Secretary of Stratosphere Corporation.


                                               ---------------------------------
                                                Notary Public



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